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                               KANE KESSLER, P.C.

                           1350 Avenue of the Americas
                              New York, N.Y. 10019

                                December 4, 2001

Securities and Exchange Commission
450 Fifth Street, N.W.

Washington, DC 20549

Ladies and Gentlemen:

         We have acted as counsel for Armor Holdings, Inc., a Delaware corporation (the "Company") in connection with the Registration Statement on Form S-3 (No. 333-72448), as amended (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act") filed by the Company with the Securities and Exchange Commission. The Registration Statement relates to the offer and sale of up to a maximum of 5,750,000 shares of Common Stock, par value $.01 per share (the "Common Stock"), of the Company, including the underwriters' over-allotment option in an aggregate amount of up to 750,000 shares of Common Stock, proposed to be sold by the Company and certain selling stockholders.

         We have examined copies of the Certificate of Incorporation, as amended, and Bylaws of the Company, the Registration Statement, records of certain of the Company's corporate proceedings as reflected in the Company's minute books, and other records and documents that we have deemed necessary for purposes of this opinion. We have also examined such other documents, papers, authorities and statutes as we have deemed necessary to form the basis of the opinion hereinafter set forth.

         In our examination, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinion, we have relied on statements and certificates of officers and representatives of the Company and public officials.

         Based upon the foregoing and the statements contained herein, it is our opinion that (i) the Common Stock proposed to be sold by the Company, when duly sold, issued and paid for pursuant to, and in the manner contemplated by, the Prospectus included as part of the Registration Statement and assuming that adequate consideration therefor has been paid to, and received by the Company, will be validly issued, fully paid and non-assessable, and (ii) the Common Stock proposed to be sold by the selling stockholders in accordance with the terms of the Prospectus included as part of the Registration Statement either (A) has been validly issued and is fully paid and non-assessable or, (B) when duly sold, issued and paid for pursuant to, and in the manner contemplated by, any stock option or other agreement, providing for such sale and issuance, and assuming that adequate consideration therefor has been paid to, and received by the Company, will be validly issued, fully paid and non-assessable.

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Securities and Exchange Commission
December 4, 2001
Page 2

         We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Legal Matters" in the Prospectus which forms a part thereof. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

         We are qualified to practice law in the State of New York and do not purport to be experts on, or to express any opinion herein concerning any law, other than the laws of the State of New York and the General Corporation Law of the State of Delaware.

                                            Very truly yours,

                                            KANE KESSLER, P.C.